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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-18263 on Form S-1 of Suiza Foods Corporation and the related prospectus of our report dated August 23, 1996, with respect to the consolidated balance sheets of Garrido & Compania, Inc. and Subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, and to the reference to us under the heading "Experts" in such prospectus.


                                                           KPMG PEAT MARWICK LLP


San Juan, Puerto Rico



January 7, 1997